UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

Quantum Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13449	94-2665054
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

224 Airport Parkway, Suite 550,
San Jose, CA 95110
(Address of Principal Executive Offices)

(408) 944-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 2, 2017, Quantum Corporation (the “Company”) entered into an agreement (the “Settlement Agreement”) with VIEX Capital Advisors, LLC, and certain of its affiliates (collectively, “VIEX”), which beneficially owns approximately 10.9% of the outstanding common stock of the Company (“Common Stock”).

Pursuant to the Settlement Agreement, the Company’s board of directors (the “Board”) agreed to decrease the size of the Board from nine to seven following the Annual Meeting of Stockholders to be held on March 31, 2017 (the “Annual Meeting”). The Company and VIEX have agreed that the Company shall nominate the following individuals for election as directors at the Annual Meeting: Paul R. Auvil III, Gregg J. Powers, Clifford Press, Raghu Rau, Jon W. Gacek, David E. Roberson and John Mutch. The parties have agreed that Mr. Auvil will serve as Chairman of the Board. The Company has also agreed that, until the Annual Meeting, Messrs. Rau and Mutch may attend meetings of the Board in a “board observer” capacity, subject to certain limitations. The Settlement Agreement further provides that VIEX will vote ratably all of the shares of Common Stock that it beneficially owns for the election of each of the foregoing director nominees at the Annual Meeting.

As part of the settlement, the Company has agreed to form a Search Committee consisting of Messrs. Powers and Press. The Search Committee will engage Korn/Ferry International to assist the Company in recruiting and appointing three highly qualified new, independent directors to replace Messrs. Mutch, Gacek and Roberson following their election at the Annual Meeting. The Search Committee will consult with Mr. Auvil throughout the process. The Company and VIEX have agreed that the new independent directors shall (i) not have, and have not had in the past three (3) years, a professional or other material relationship with the Company, VIEX or any of their respective affiliates and their affiliates’ respective directors, officers or managing members, (B) qualify as an “independent director” under applicable rules and regulations (with at least one new director who is qualified to serve as chair of the audit committee of the Board (the “Audit Committee”) and one who is qualified to serve as a member of the Leadership and Compensation Committee (the “LCC”)), and (C) have data storage expertise, with at least one new director having expertise in the cloud/software space. The Company has granted VIEX a right to approve or reject all candidates recommended by the Search Committee prior to such candidates being presented to the full Board (and VIEX has agreed not to unreasonably withhold its consent to the nomination of candidates recommended by the Search Committee). The Company has agreed to appoint two of the new independent directors within 60 days of the date of the Settlement Agreement and the third new independent director within 90 days of the date of the Settlement Agreement.

In accordance with the foregoing, each of Messrs. Mutch, Gacek and Roberson have executed letters of resignation from the Board that will become effective upon the appointment of the new directors, with Mr. Mutch’s resignation to become effective upon the appointment of the first new director, Mr. Gacek’s resignation to become effective upon the appointment of the second new director and Mr. Roberson’s resignation to become effective upon the appointment of the third new director. Mr. Gacek will continue as the Company’s Chief Executive Officer following his resignation from the Board of Directors and Mr. Gacek has agreed to waive any claim under the Quantum Corporation Amended and Restated Change of Control Agreement dated as of December 3, 2015 (the “CoC Agreement”) solely with respect to any claim or potential claim arising from, or that may be deemed to arise as a result of, Mr. Gacek’s resignation from the Board. In connection with the resignation of Mr. Roberson, the Board will appoint a qualified new director to fill the vacancies on the Audit Committee and the LCC.

In addition, if any of the VIEX nominees is unable to serve as a director, resigns as a director or is removed as a director prior to the Next Annual Meeting (defined below), other than as a result of the resignations described above, VIEX will have the ability to identify a replacement.

Pursuant to the Settlement Agreement, the Company has agreed to nominate Messrs. Auvil, Powers, Press and Rau (including any replacement directors) and the three new, independent directors who will replace Messrs. Mutch, Gacek and Roberson for election at the next Annual Meeting of Stockholders to be held no later than August 31, 2017 (the “Next Annual Meeting”), unless (i) (A) the standstill period (described below) has terminated, and (B) VIEX is soliciting proxies with respect to the election of directors in opposition to the Company at the Next Annual Meeting or taking any action to support a solicitation of proxies with respect to the election of directors in opposition to the Company at the Next Annual Meeting, or (ii) the Termination Date (defined below) has occurred. If the standstill period remains in effect, VIEX has agreed that it will vote ratably all of the shares of Common Stock that it beneficially owns for the election of each of the Company’s director nominees at the Next Annual Meeting.

The right of VIEX under the Settlement Agreement to participate in the recommendation of replacement directors, should one of their nominees be unable to serve, and in the selection of new directors (each as described above) shall automatically terminate on the date that VIEX sells or transfers beneficial ownership of shares of Common Stock such that VIEX’s aggregate beneficial ownership of Common Stock decreases to less than one percent (1%) of the Company’s then outstanding Common Stock (the “Termination Date”).

The Settlement Agreement also provides that VIEX will be subject to certain standstill provisions. Such provisions generally remain in effect until the completion of the Next Annual Meeting, subject to earlier termination under certain circumstances. These provisions restrict VIEX’s ability to engage in certain proxy solicitations, make certain stockholder proposals, call meetings of stockholders or solicit consents from stockholders, obtain additional representation on the Board or seek to remove any of the Company’s directors. The Company has agreed that it will accept stockholder nominations for director and proposals of business for the Next Annual Meeting until June 30, 2017.

The Company has also agreed to reimburse VIEX for its out-of-pocket fees and expenses (including legal expenses) incurred in connection with the nomination of candidates for director by VIEX, the preparation of proxy materials and other communications, the negotiation and execution of the Settlement Agreement and all other activities related thereto, up to a maximum of $350,000. Each of the parties to the Settlement Agreement has also agreed to mutual non-disparagement obligations.

The foregoing description of the terms and conditions of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

On March 2, 2017, the Company issued a press release announcing the signing of the Settlement Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described under Item 1.01 above, in accordance with the foregoing, each of Messrs. Mutch, Gacek and Roberson have executed letters of resignation from the Board that will become effective upon the appointment of the new directors, with Mr. Mutch’s resignation to become effective upon the appointment of the first new director, Mr. Gacek’s resignation to become effective upon the appointment of the second new director and Mr. Roberson’s resignation to become effective upon the appointment of the third new director. Mr. Gacek will continue as the Company’s Chief Executive Officer following his resignation from the Board and Mr. Gacek has agreed to waive any claim under the CoC Agreement solely with respect to any claim or potential claim arising from, or that may be deemed to arise as a result of, Mr. Gacek’s resignation from the Board. Such waiver does not constitute a waiver of any other claim or right of Mr. Gacek that may arise following the occurrence of the Change of Control (as defined in the CoC Agreement) that will result from the transactions contemplated by the Settlement Agreement.

A copy of Mr. Gacek’s Director Resignation and CEO Waiver Letter, dated as of March 2, 2017, is attached as Exhibit 10.2 hereto.

Item 8.01. Other Events.

The Company has agreed that each of the non-employee directors currently serving on the Board, other than Robert Andersen, will be granted 30,000 restricted stock units of the Company’s Common Stock for their continuing service on the Board, which restricted stock units shall vest in full upon the election of directors at the Annual Meeting, unless a director has resigned or has been removed from the Board for any reason prior to the Annual Meeting. In addition, the Company has agreed to cause Mr. Andersen’s previously granted 32,383 restricted stock units that otherwise would have vested on June 1, 2017 to vest in full upon the election of directors at the Annual Meeting, unless Mr. Andersen has resigned or has been removed from the Board for any reason prior to the Annual Meeting. The Company has also agreed that non-employee directors elected at the Annual Meeting will be granted 50,000 restricted stock units of the Company’s Common Stock, which restricted stock units shall vest in full upon the election of directors at the Next Annual Meeting. Notwithstanding the foregoing, upon the resignations by Messrs. Mutch and Roberson in accordance with the Settlement Agreement, such resigning director’s restricted stock units shall vest in full immediately upon such resignation. However, if Messrs. Mutch or Roberson resign for any other reason, or any other director resigns for any reason or any director is removed from the Board, in each case prior to the Next Annual Meeting, such director shall forfeit the entirety of the grant.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Settlement Agreement, dated as of March 2, 2017, by and among Quantum Corporation, VIEX Capital Advisors LLC and certain of its affiliates.

10.2	Director Resignation and CEO Waiver Letter from Jon W. Gacek, dated as of March 2, 2017.

99.1	Press Release, dated March 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 3, 2017	Quantum Corporation

	By:	/s/ Shawn D. Hall
	Name:	Shawn D. Hall
	Its:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Settlement Agreement, dated as of March 2, 2017, by and among Quantum Corporation, VIEX Capital Advisors LLC and certain of its affiliates.

10.2	Director Resignation and CEO Waiver Letter from Jon W. Gacek, dated as of March 2, 2017.

99.1	Press Release, dated March 3, 2017.